Filed pursuant to Rule 433

Registration No. 333-118932

PRICING TERM SHEET

August 11, 2008

$650,000,000 5.875% Notes due 2013

Issuer:	Deutsche Telekom International Finance B.V.

Guarantor:	Deutsche Telekom AG

Guarantor Ratings[1]:	Fitch: A-; Moody’s: Baa1; S&P: BBB+

Principal Amount:	$650,000,000

Security Type:	Senior Notes

Legal Format:	SEC Registered

Settlement Date:	August 18, 2008

Maturity Date:	August 20, 2013

Public Offering Price:	99.837% of principal amount

Coupon:	5.875%

Benchmark Treasury:	3.375% July / 2013

Treasury Spot:	3.263%

Re-offer Yield:	5.913%

Interest Payment Dates:	Semi-annually on February 20th and August 20th, commencing on February 20, 2009

Day Count Convention:	30/360

Redemption:	Make-whole call, at any time at a discount rate of comparable Treasury yield plus 0.25% as described in the preliminary prospectus supplement

Defeasance:	Yes, as described in the base prospectus

Denominations:	$100,000, and increments of $1,000 above

CUSIP:	25156P AK9

ISIN:	US25156PAK93

Bookrunners:	Banc of America Securities LLC

Credit Suisse

Lehman Brothers

Co-managers:	Barclays Capital

BNP Paribas

Citi

JPMorgan

RBS Greenwich Capital

UBS Investment Bank

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Banc of America Securities LLC by calling 1-800-294-1322, Credit Suisse Securities (USA) LLC by calling 1-800-221-1037 or Lehman Brothers Inc. by calling 1-888-603-5847.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

PRICING TERM SHEET

August 11, 2008

$850,000,000 6.750% Notes due 2018

Issuer:	Deutsche Telekom International Finance B.V.

Guarantor:	Deutsche Telekom AG

Guarantor Ratings[1]:	Fitch: A-; Moody’s: Baa1; S&P: BBB+

Principal Amount:	$850,000,000

Security Type:	Senior Notes

Legal Format:	SEC Registered

Settlement Date:	August 18, 2008

Maturity Date:	August 20, 2018

Public Offering Price:	99.985% of principal amount

Coupon:	6.750%

Benchmark Treasury:	4.000% August / 2018

Treasury Spot:	4.002%

Re-offer Yield:	6.752%

Interest Payment Dates:	Semi-annually on February 20th and August 20th, commencing on February 20, 2009

Day Count Convention:	30/360

Redemption:	Make-whole call, at any time at a discount rate of comparable Treasury yield plus 0.30% as described in the preliminary prospectus supplement

Defeasance:	Yes, as described in the base prospectus

Denominations:	$100,000, and increments of $1,000 above

CUSIP:	25156P AL7

ISIN:	US25156PAL76

Bookrunners:	Banc of America Securities LLC

Credit Suisse

Lehman Brothers

Co-managers:	Barclays Capital

BNP Paribas

Citi

JPMorgan

RBS Greenwich Capital

UBS Investment Bank

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Banc of America Securities LLC by calling 1-800-294-1322, Credit Suisse Securities (USA) LLC by calling 1-800-221-1037 or Lehman Brothers Inc. by calling 1-888-603-5847.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.